Exhibit 1

Table of contents

Notice of Annual General Meeting of the Shareholders

Management Proxy Circular

1)	Solicitation of proxies

2)	Appointment of proxyholders

3)	Revocation of proxies

4)	Exercise of voting rights attached to the shares represented by proxy in favour of Management

5)	Notice to non-registered holders

6)	Voting shares and principal holders thereof

7)	Rights attached to Subordinate Voting Shares

8)	Election of Directors

9)	Board of Directors and Committee Meetings and Attendance of Directors

10)	Compensation of Directors
a) Remuneration of Directors
b) Deferred Stock Unit Plan

11)	Executive Compensation

12)	Stock Option Plan

13)	Aggregated option / SARs exercises during the most recently completed financial year and financial year-end option / SARs values

14)	Defined Benefit
a) Employee Pension Plan
b) Retirement Plan of Canadian Vice-Presidents
c) Retirement Plan of U.S. Vice-Presidents

15)	Composition of the Human Resources Committee

16)	Report of the Human Resources Committee on Executive Compensation
a) The major compensation guidelines
b) Components of the compensation
c) The Compensation of the Presidents and Chief Executive Officers

17)	Performance graph

18)	Securities Authorized for Issuance Under Equity Compensation Plans

19)	Corporate Governance Practices
a) Toronto Stock Exchange Guidelines
b) Audit Committee Information

20)	Indebtedness of Directors and Officers

21)	Insurance of Directors and Officers

22)	Appointment and remuneration of auditors

23)	Interest of informed persons and other persons in material transactions

24)	Additional information

25)	Approval by Directors

Appendix “A”: Statement on Corporate Governance Practises

Appendix “B”: Mandate of the Board of Directors

Notice of Annual General Meeting of the Shareholders

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders (the “Meeting”) of THE JEAN COUTU GROUP (PJC) INC. (the “Company”) will be held at the Head Office of the Company at 551, Bériault Street in Longueuil, Province of Quebec, Canada, on Thursday, September 15, 2005 at 9:30 a.m. for the following purposes:

1.               to receive the annual report of the Directors and the consolidated financial statements of the Company for the year ended May 28, 2005 and the auditors’ report thereon;

2.               to elect the Directors;

3.               to appoint the auditors and authorize the Directors to fix their remuneration;

4.               to conduct such other business as may duly come during the Meeting.

You have the right to receive notice of and to vote at the Meeting if you were a shareholder of the Company on the close on business, Eastern Standard Time on August 5, 2005.

The following pages provide additional information relating to the matters to be dealt with at the Meeting.

Any shareholder who expects to be unable to attend the Meeting is urged to complete and sign the enclosed form of proxy and return it in the enclosed envelope provided for that purpose or by fax.

To be valid, proxies must be received at the Montreal office of National Bank Trust, 1100 University St., 9th floor, Montreal, Quebec, H3B 2G7, fax number: (514) 871-3673, no later than at the close of business on the last business day prior to the date of the Meeting or any adjournment thereof.

Longueuil, Province of Quebec, this 2nd day of August 2005.

BY ORDER OF THE BOARD OF DIRECTORS,

The Chairman of the Board,

/s/ Jean Coutu
Jean Coutu

Management Proxy Circular

1)                           SOLICITATION OF PROXIES

This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the Management of The Jean Coutu Group (PJC) Inc. (the “Company”) for use at the Annual General Meeting of the Shareholders of the Company (the “Meeting”) to be held at the Head Office of the Company at 551, Bériault Street in Longueuil, Province of Quebec, Canada, on September 15, 2005 at 9:30 a.m., for the purposes set forth in the accompanying Notice of Meeting (the “Notice”). Unless otherwise indicated, the information contained herein is given as of July 26, 2005 and all dollar amounts set forth herein are expressed in Canadian dollars.

The solicitation is made primarily by mail, but officers and employees of the Company may nonetheless solicit proxies directly by telephone or through other personal solicitations but without additional compensation.  The Company may also reimburse brokers and other persons who hold Class “A” Subordinate Voting Shares or Class “B” Shares on their behalf, or on behalf of nominees, to cover their expenses for the mailing of proxy documents to principals and to obtain their proxy. The cost of solicitation will be borne by the Company and is expected to be nominal.

2)                           APPOINTMENT OF PROXYHOLDERS

The persons named in the enclosed form of proxy are Directors of the Company. A shareholder has the right to designate as his representative a person other than one of those named by Management and whose names are indicated for that purpose in the attached form of proxy, to allow that person to attend and act on his behalf at the Meeting.

To exercise this right, the shareholder must strike out the names of the persons named in the form of proxy and write the name of the person selected by the shareholder in the blank space provided for that purpose. It is not necessary that the person selected be a shareholder of the Company.

To ensure that the proxies are valid, they must be received at the Montreal office of National Bank Trust, 1100 University St., 9th Floor, Montreal, Quebec, H3B 2G7, no later than at the close of business on the last business day prior to the date of the Meeting or any adjournment thereof, or they may be delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

3)                           REVOCATION OF PROXIES

A shareholder who signs a form of proxy may revoke the proxy at any time before it is used, in any manner authorized by law, including by way of a written instrument executed by him or by his proxy duly authorized in writing or, if the shareholder is a corporation, by an officer or a proxy of such corporation duly authorized by it. Any such instrument must be deposited either at the Head Office of the Company at any time but no later than 48 hours prior to the time of the Meeting, or with the Chairman of the Meeting, on the day of the Meeting or any adjournment thereof.

4)                           EXERCISE OF VOTING RIGHTS ATTACHED TO THE SHARES REPRESENTED BY PROXY IN FAVOUR OF MANAGEMENT

The enclosed form of proxy, if duly executed and transmitted, appoints the persons named therein or any other person named by the shareholder in the manner provided for above, to represent the shareholder with respect to the shares represented by the said proxy at the Meeting and the persons designated therein will vote or withhold from voting as specified by the shareholder.

Management hereby undertakes that all voting rights will be voted in accordance with the instructions given by the shareholder on any ballot that may be called for. Unless otherwise indicated, the voting rights attached to the shares represented by such proxy will be voted IN FAVOUR of all the matters described herein.

Management is not aware of any new matters or any amendment or variation of matters scheduled to be submitted at the Meeting, nor does it foresee that such possibilities might occur. If, however, any such matters properly come during the Meeting, the persons designated in the enclosed form of proxy will vote thereon in accordance with their judgement pursuant to the discretionary authority conferred by the proxy with respect to such matters.

5)                           NOTICE TO NON-REGISTERED HOLDERS

Shareholders who do not hold their shares in their own name, also known as non-registered holders or as beneficial holders (“Beneficial Holders”), must pay close attention to the information set forth in this section. Beneficial Holders should note that only proxies deposited by registered holders whose names appear on the records kept by the registrar and transfer agent of the Company as registered holders of Class “A” Subordinate Voting Shares or Class “B” Shares (“the Shares”) can be recognized and acted upon at the Meeting.

If the Shares appear in an account statement sent to a shareholder by a broker, the said Shares are most probably not registered in the name of the shareholder, but in the name of his broker or a representative of that broker. As a result, each Beneficial Holder must ensure that its voting instructions are communicated to the appropriate person well before the Meeting.

Under Regulation 54-101 respecting communication with beneficial owners of securities of a reporting issuer, brokers and other intermediaries are required to request voting instructions from Beneficial Holders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter if the voting rights attaching to their Shares are to be cast at the Meeting. In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to ADP Investor Communications (“ADPIC”). Beneficial Holders who receive a voting instruction form from ADPIC may not use the said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attaching to Shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Holder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to the Shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered holder and, as such, exercise the voting rights attached to such Shares by requesting proxy mandate from the registered holder.

Unless otherwise indicated, in this Management Proxy Circular and in the Proxy Form and Notice of Meeting attached hereto, shareholders shall mean registered holders.

6)                           VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized share capital of the Company consists of an unlimited number of Class “A” Subordinate Voting Shares without par value (the “Subordinate Voting Shares”), an unlimited number of Class “B” Shares without par value (the “Class “B” Shares”) and an unlimited number of Class “C” Shares without par value (the “Class “C” Shares”). Each Subordinate Voting Share confers upon its holder the right to one vote and the holders of Subordinate Voting Shares will be entitled to one vote per share at the Meeting. Each Class “B” Share confers upon its holder the right to ten votes and the holders of Class “B” Shares will be entitled to ten votes per share at the Meeting. As of July 26, 2005, 142,252,100 Subordinate Voting Shares, 119,385,000 Class “B” Shares and no Class “C” Shares of the share capital of the Company were issued and outstanding. As a result as at such date the Subordinate Voting Shares represent 10.65% of the total voting rights attached to all issued and outstanding shares of the Company. The shareholders may vote in person or by proxy.

The holders of Subordinate Voting Shares and Class “B” Shares registered on the list of shareholders drawn up at the close of business, Montreal time, on August 5, 2005 (the “Record Date”), will be entitled to vote at the Meeting and at any adjournment thereof, if present or represented by proxy thereat. The transferee of Subordinate Voting Shares acquired after the Record Date is entitled to exercise at the Meeting or at any adjournment thereof the voting rights attached to such shares by tendering duly endorsed share certificates representing them or by otherwise establishing that he owns the shares, and by requiring, at least ten days before the Meeting, the registration of his name on the list of shareholders entitled to receive the Notice, this list having been drawn up at the Record Date.

To the knowledge of the Company’s Directors and Officers, as of July 26, 2005, the only persons who beneficially own or exercise control or direction over shares carrying more than 10% of the voting rights attached to any class of shares of the Company are the following:

Shareholder’s name	Number of Class “A” Subordinate Voting Shares		Percentage of voting rights attached to all Subordinate Voting Shares	Number of Class “B” Shares	Percentage of voting rights attached to all Class “B” Shares	Total percentage of voting rights attached to all shares with voting rights
Jean Coutu	5,695,800	(1)	4.00%	119,385,000 (2)	100%	89.78%
Jarilowsky, Fraser Limited	15,989,913	(3)	11.24%	1.20%	—	—
Mackenzie Financial Corporation	14,282,200	(4)	10.04%	1.07%	—	—
Total			27.17%	119,385,000	100%	92.04%

(1)     80,800 of these shares are held by 98362 Canada Inc., a corporation controlled by Mr. Jean Coutu and 5,615,000 of these shares are held by Fondation Marcelle et Jean Coutu, a trust controlled by Mr. Jean Coutu and his family.

(2)     119,385,000 of these shares are held by 3958230 Canada Inc., a corporation controlled by Mr. Jean Coutu.

(3)     As of August 31, 2004.

(4)     As of July 26, 2005. These shares are held by various accounts managed by Mackenzie Financial Corporation.  These shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing control of the Company.

7)                           RIGHTS ATTACHED TO SUBORDINATE VOTING SHARES

Besides conferring the right to one vote per share, the Subordinate Voting Shares, along with the Class “B” Shares entitle the holder, on a pari passu basis, to declared dividends, paid or put aside by the Company.  In accordance with the articles of the Company, if an “offer” (as defined in said articles) is made with respect to the Class “B” Shares to the holders of Class “B” Shares without being concurrently made upon the same terms to the holders of Subordinate Voting Shares, each Subordinate Voting Share will become exchangeable into one Class “B” Share at the holder’s option in order to permit such holder to accept such offer, subject however to the acceptance of said offer by the holders of a number of Class “B” Shares which entitles them, at such date, to more than 50% of the voting rights attached to all shares in the share capital of the Company carrying voting rights.

“Offer” as defined in the articles of the Company, means a take-over bid, a take-over bid by way of an exchange of securities or an issuer bid (as defined in the Securities Act (Quebec), as currently enacted or as it may be amended or re-enacted thereafter) in order to purchase Class “B” Shares; provided however that an offer does not include (i) an offer made at the same time, price and conditions to all holders of Class “B” Shares and all holders of Subordinate Voting Shares, (ii) an offer for all or any part of the Class “B” Shares issued and outstanding at the time of the offer, where the purchase price of each Class “B” Share does not exceed 115% of the average market price obtained by averaging the closing prices of the Subordinate Voting Shares during the 20 days of market activity preceding the date of the offer, or (iii) an offer made by one or more members of the Coutu family to one or more members of the Coutu family.

In case of liquidation or dissolution of the Company or any other distribution of its assets among the shareholders for the purposes of the winding up of its affairs, the holders of Subordinate Voting Shares and the holders of Class “B” Shares shall be entitled to divide equally all of the assets of the Company available for payment or distribution, on a share for share basis, based upon the number of shares they hold respectively, without preference or distinction.

8)                           ELECTION OF DIRECTORS

The Management of the Company proposes the election of 16 Directors for the current year. The Directors are elected each year and the term of office of each of these Directors expires upon the election of his successor unless he should resign or his office should become vacant because of death, removal or any other reason.

The Management of the Company does not anticipate that any of the nominees mentioned below will be unable, or reluctant, for any reason whatsoever to fulfil his duties as a Director. Should this occur for any reason whatsoever, before the election, the persons named in the enclosed form of proxy reserve the right to vote for another nominee of their choice unless the shareholder on the form of proxy specifies to abstain from voting for the election of the Directors.

The following table presents the names of the nominees as Directors, the place of residence, the position within the Company, the current principal occupation, the term of office as Director, the number and class of shares of the share capital of the Company over which control is exercised by each of them as well as the number of share units held under the Deferred Stock Unit (“DSU”) Plan (see section: “10) Compensation of Directors”). The nominees have themselves provided the Company with the information, as of July 26, 2005.

Unless otherwise indicated by the shareholder, the voting rights attached to the shares represented by any duly executed proxy will be exercised IN FAVOUR of the election of the nominees mentioned hereafter.

Selected Biographical Information	Director since

Approximate number of
voting shares of each
class
of shares of the
Company and its
affiliates
beneficially owned, or
over which control or
direction is exercised,
and number of deferred
share units held in the
Company as of July 26,
2005

Lise Bastarache (Candiac, Quebec) (1) (3)

Mrs. Bastarache is a director of various organisations. She was, until January 2005, Regional Vice-President, Private Banking Quebec for RBC Financial Group. Mrs. Bastarache joined the RBC Financial Group in 1996 as Deputy Chief Economist prior to serving as Analyst in Commercial Banking in 2000. She is also a member of the Board of Directors of NB Power, of Chartwell REIT and a member of the Board of Governors of Moncton University.

	March 2003	5,264.56 DSU

François J. Coutu, (Montreal, Quebec) (2)

Mr. François J. Coutu is President and Chief Executive Officer since 2002. Mr. Coutu was President and Chief Operating Officer of the Company from 1992 to 2002.

December 1985

Jean Coutu (Montreal, Quebec) (2)

Mr. Jean Coutu Chairman of the Board since he founded the Company in 1969. Mr. Coutu served as our President and Chief Executive Officer from to 1992 and thereafter continued as Chief Executive Officer of the Company from 1992 to 2002.

	June 1969	See “Voting Shares and Principal Holders Thereof” on page 4.

Louis Coutu (Montreal, Quebec) (5) Mr. Louis Coutu has been Vice-President, Commercial Policies of the Company since 1997.	December 1985

Marie-Josée Coutu (Montreal, Quebec) (3) (5) Mrs. Marie-Josée Coutu is President of Fondation Marcelle et Jean Coutu, a position she has held since 1990.	September 1997

Michel Coutu (Providence, Rhode Island) (2) Mr. Michel Coutu is President and Chief Executive Officer of The Jean Coutu Group (PJC) USA, Inc., a position he has held since 1986.	December 1985

Sylvie Coutu (Montreal, Quebec) (4) Mrs. Sylvie Coutu is President of Sylvie Coutu Design, a position she has held since 1992.	September 1997

L. Denis Desautels (Ottawa, Ontario) (1) (3)

Mr. L. Denis Desautels is Executive-in-Residence at the School of Management at the University of Ottawa. He has served as Auditor General of Canada from 1991 to 2001. Mr. Desautels is also a member of the Board of Directors of Alcan inc., The Laurentian Bank of Canada and Bombardier inc.

	January 2003	2,500 Subordinate Voting Shares

Selected Biographical Information	Director since

Approximate number of
voting shares of each
class
of shares of the
Company and its
affiliates
beneficially owned, or
over which control or
direction is exercised,
and number of deferred
share units held in the
Company as of July 26,
2005

Marcel Dutil (Montreal, Quebec) (1) (5) (6)

Mr. Marcel Dutil is Chairman of the Board and Chief Executive Officer of the Canam Group Inc., formerly known as the Canam Manac Group, a position he has held since 1973. He is also a member of the Board of Directors of the National Bank of Canada and of Groupe Maritime Verreault Inc.

	September 1995	20,000 Subordinate Voting Shares (7) 10,618.08 DSU

Nicolle Forget (Longueuil, Quebec) (3) (4) (6)

Me Nicolle Forget is a director of various organisations. Among others, she is a member of the Board of Directors of Gaz Metro inc. and the Conseil arbitral du Centre d’aide aux entreprises pour la Montérégie (promotes and develop the region’s economy) (CAE). Me Forget was Vice-President of the Transition Committee of the City of Longueuil, Canada and President of Accesum Inc. (stationnements de Montréal).

	September 1993	4,000 Subordinate Voting Shares 1,110.86 DSU

Pierre Legault (Berwin, Pennsylvania) (1) (5)

Mr. Legault is President and Chief Executive Officer of Sanofi-Aventis Global Dermatology, a position he has held since 2004. Before occupying this position, Mr. Legault was Chief Financial Officer of Marion Messel Dow (Canada), of Hoescht Marion Roussel (Canada and in the United States), of Aventis (Europe with worldwide responsibilities) and of Sanofi-Aventis (North America). In addition, Mr. Legault is a member of the Board of Directors of Shandong Dermik Pharmaceutical Co. Ltd., Sanofi-Aventis Manati (Puerto Rico) and of Aventis Over-Seas (USA).

	August 2004	510.96 DSU

Claire Léger (Lac Brome, Quebec) (1) (4)

Mrs. Claire Léger is a member of the Board of the St-Hubert Group Inc.. Mrs. Léger was Chairman of the Board of Directors of St-Hubert Group Inc. from 1999 to 2004.

	September 1992	4,000 Subordinate Voting Shares (8) 3,635.62 DSU

Yvon Martineau (Montreal, Quebec) (3)(4)(5) (6)

Me Martineau is the Vice-Chairman of the Board of Directors of the Company since October 2004.  He is also a Senior Partner at the law firm of Fasken Martineau DuMoulin LLP, a position he has held since 1993. He is a member of the Board of Directors of the Canam Group Inc., Sanimal inc., Groupe Accueil International Inc. and Plaisirs Gastronomiques inc.

	December 1985	2,000 Subordinate Voting Shares 11,999.60 DSU

Érik Péladeau (Rosemère, Quebec) (2) (4) (6)

Mr. Péladeau is Vice-Chairman and Executive Vice-President of Quebecor Inc., since March 2005. Prior to these positions, he was Chairman of the Board of Quebecor Media inc. from March 2004 to March 2005, Vice-Chairman and Senior Vice-President of Quebecor World from October 2001 to March 2004 and Chairman of the Board of Quebecor Communications Inc. from December 1997 to October 2001. He is also a member of the Board of Directors of the TVA Group Inc.

	September 1993	30,920 Subordinate Voting Shares (9) 4,045.46 DSU

Roseann Runte (Norfolk, Virginia) (4) (5)

Mrs. Roseann Runte is President of Old Dominion University in Norfolk, Virginia. Between 1994 and 2001, she was President and Vice Chancellor, Victoria University. She is an associate to the Council of the Royal College of Physicians and Surgeons of Canada, a board member of the National Bank of Canada, and a member of the executive committee of the Club of Rome.

	October 2004	4,000 Subordinate Voting Shares

Selected Biographical Information	Director since

Approximate number of
voting shares of each
class
of shares of the
Company and its
affiliates
beneficially owned, or
over which control or
direction is exercised,
and number of deferred
share units held in the
Company as of July 26,
2005

Dennis Wood (Magog, Quebec) (1) (2) (5) (6)

Mr. Wood is Chairman of the Board, President and Chief Executive Officer of Les placements Dennis Wood inc., a position he has held since 2001. Since April 2005, he has also been acting as Interim President and Chief Executive Officer of Bocenor Group Inc. Between 1992 and 2001, Mr. Wood acted as president of C-MAC Industries Inc. He is a member of the Board of Directors of the National Bank Trust, Transat A.T., Victhom Bionics Inc., Blue Mountain Wall Covering Inc. and Bocenor Group Inc.

	April 2004	21,000 Subordinate Voting Shares (10)

(1)               Member of the Audit Committee

(2)               Member of the Executive Committee

(3)               Member of the Governance Committee

(4)               Member of the Human Resources Committee

(5)               Member of the Liaison and Strategic Planning Committee

(6)               Member of the Ad Hoc Committee on Organisational Development

(7)               These shares are held by Placement CMI inc., a company controlled by Mr. Marcel Dutil.

(8)               These shares are held by Gestion Nevski Inc., a company controlled by Mrs. Claire Léger.

(9)               28,000 of these shares are held by Cie de publication Alpha inc., a company controlled by Mr. Erik Peladeau.

(10)         16,000 of these shares are held by Les placements Dennis Wood inc., a corporation controlled by Mr. Dennis Wood.

As at July 26, 2005, to the knowledge of the Company, no director of the Company is or has been, within ten (10) years before the date of this Circular, a director or executive officer of any company which became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for:

•                  Mr. Marcel Dutil, who sat on the Board of Directors of Total Containment, Inc. when that corporation filed for bankruptcy under Chapter 11 of Title 11 (Bankruptcy) of the United States Code on March 4, 2004; and

•                  Mr. Dennis Wood, who sat on the Board of Directors of the Bocenor Group Inc. when that company made a proposal to its unsecured creditors on June 11, 2004, which was approved by the latter on July 14, 2004.

9)                           BOARD OF DIRECTORS AND COMMITTEE MEETINGS AND ATTENDANCE OF DIRECTORS

The information presented below reflects the number of Board and Committee meetings held and attendance of Directors for the year ended May 28, 2005.

Director	Board	Audit Committee	Executive Committee	Human Resources Committee (1)	Governance Committee	Liaison and Strategic Planning Committee	Ad Hoc Committee on Organisational Development
Jean Coutu	13 of 13	N/A	N/A	N/A	N/A	N/A	N/A
Lise Bastarache	13 of 13	7 of 7	N/A	N/A	3 of 3	N/A	N/A
Jacques Boisvert (2)	4 of 4	N/A	N/A	N/A	N/A	N/A	N/A
François J. Coutu	13 of 13	N/A	N/A	N/A	N/A	N/A	N/A
Louis Coutu	13 of 13	N/A	N/A	N/A	N/A	2 of 2	N/A
Marie-Josée Coutu	13 of 13	N/A	N/A	2 of 2	3 of 3	2 of 2	N/A
Michel Coutu	13 of 13	N/A	N/A	N/A	N/A	N/A	N/A
Sylvie Coutu	13 of 13	N/A	N/A	4 of 4	N/A	N/A	N/A

Director	Board	Audit Committee	Executive Committee	Human Resources Committee (1)	Governance Committee	Liaison and Strategic Planning Committee	Ad Hoc Committee on Organisational Development
L. Denis Desautels	12 of 13	7 of 7	N/A	N/A	3 of 3	N/A	N/A
Marcel Dutil	8 of 13	6 of 7	N/A	N/A	N/A	2 of 2	1 of 1
Nicolle Forget	13 of 13	N/A	N/A	6 of 6	3 of 3	N/A	1 of 1
Pierre Legault (3)	4 of 5	4 of 4	N/A	N/A	N/A	2 of 2	N/A
Claire Léger	8 of 13	3 of 7	N/A	5 of 6	N/A	N/A	N/A
Yvon Martineau	13 of 13	N/A	N/A	4 of 4	3 of 3	2 of 2	1of 1
Érik Péladeau	11 of 13	N/A	N/A	3 of 4	N/A	N/A	1 of 1
Laurent Picard (4)	6 of 8	1 of 3	N/A	N/A	N/A	N/A	N/A
Roseann Runte (5)	5 of 5	N/A	N/A	4 of 4	N/A	2 of 2	N/A
Dennis Wood	12 of 13	4 of 4	N/A	N/A	N/A	2 of 2	1 of 1

(1)               The Human Resources and Governance Committee has been split in two separate committees in October 2004. The last meeting of the joint committee took place on August 16, 2004.

(2)               Mr. Jacques Boisvert passed away on July 12, 2004.

(3)               Mr. Pierre Legault joined the Board of Directors on August 20, 2004.

(4)               Further to a Board of Directors policy regarding Board member retirement, the mandate of Mr. Laurent Picard was not renewed at the Annual General and Special Shareholders’ Meeting of October 26, 2004.

(5)               Mrs. Roseann Runte was elected as a director of the Company on October 26, 2004.

10)                    COMPENSATION OF DIRECTORS

a)              Remuneration of Directors

The Directors other than the senior executives of the Company receive, as such, an annual compensation of $15,000 as member of the Board of Directors and an additional $2,000 annually as member of one of its committees. The chair of each committee receives an additional $4,000 per year. In addition, Directors’ fees of $1,500 per meeting are paid to these Directors, for their participation in meetings of the Board of Directors of the Company as well as meetings of its committees namely the Audit Committee, the Executive Committee, the Human Resources Committee, the Governance Committee, the Liaison and Strategic Planning Committee, the Ad Hoc Committee on Organisational Development and any other ad hoc committee established from time to time by the Board of Directors of the Company. Notwithstanding the above, Directors’ fees of $750 are granted for the meetings of the Board of Directors or of its committees held over the telephone.

b)              Deferred Stock Unit Plan

During the financial year ended May 31, 2001, the Company implemented a Deferred Stock Unit Plan (‘‘DSU Plan”) for its Directors who are not senior executives of the Company.

This plan, entirely optional, allows these Directors to receive up to 100% of their total compensation in share units. The value of a unit is calculated in accordance to the average weighted price of Subordinate Voting Shares on the Toronto Stock Exchange during the last five days of trade previous to the end of the quarter.  When a dividend is paid out, additional units are credited to the account of the Director in accordance to the real amount of the dividend that would have been paid out if these had been shares rather than units.  The units are credited to the participating Director’s account on the last day of the quarter. These units are converted only when the Director’s term ends, regardless of the reason, in accordance to the value of the shares at that time. No share is purchased or issued by the Company on behalf of the Director when the plan is in effect or following the leaving of the Director. The units are entered in the books for the benefit of the Director.

Compensation paid to Directors for the financial year ended May 28, 2005

The following table shows the cash compensation that was paid to each director for the services rendered during financial year ended May 28, 2005 and the percentage of this compensation received in deferred share units instead of cash.

Director	Annual Compensation ($)	Member of Committee Fee ($)	Chair of Committee Fee ($)	Board’s and Committee’s Attendance Fee ($)	Total ($)	% received in DSU
Jean Coutu	nil	nil	nil	nil	nil	nil
Lise Bastarache	14,250.00	4,000.00	nil	29,250.00	47,500.00	100%
Jacques Boisvert	3,000.00	1,000.00	nil	3,000.00	7,000.00	0%
François J. Coutu	nil	nil	nil	nil	nil	nil
Louis Coutu	nil	nil	nil	nil	nil	nil
Marie-Josée Coutu	14,250.00	4,000.00	nil	26,250.00	44,500.00	0%
Michel Coutu	nil	nil	nil	nil	nil	nil
Sylvie Coutu	14,250.00	2,000.00	nil	22,500.00	38,750.00	0%
L. Denis Desautels	14,250.00	4,000.00	4,000.00	30,000.00	52,250.00	0%
Marcel Dutil	14,250.00	4,500.00	nil	25,500.00	44,250.00	100%
Nicolle Forget	14,250.00	4,000.00	4,000.00	31,500.00	53,750.00	10%
Pierre Legault	11,516.67	3,000.00	nil	17,250.00	31,766.67	30%
Claire Léger	14,250.00	4,000.00	nil	21,000.00	39,250.00	0%
Yvon Martineau	14,250.00	6,000.00	4,000.00	31,500.00	55,750.00	100%
Érik Péladeau	14,250.00	3,500.00	nil	19,500.00	37,250.00	50%
Laurent Picard	3,416.00	1,111.10	1,111.10	6,000.00	11,638.20	0%
Roseann Runte	11,250.00	3,000.00	nil	15,750.00	30,000.00	0%
Dennis Wood	14,250.00	4,500.00	3,000.00	24,000.00	45,750.00	0%

11)                    EXECUTIVE COMPENSATION

The following table shows, for the periods indicated, the compensation as salary, bonus or otherwise of the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executives of the Company for the financial year ended May 28, 2005 (the “Named Executive Officers”). Certain aspects of this compensation are dealt with in further details in the following tables.

	Annual Compensation
Name and Principal Position	Financial year	Salary ($)		Bonus ($)		Other Annual Compensation ($) (3)	Securities under options (#)(4)
François J. Coutu	04-05	613,730		619,272		—	—
President and Chief Executive Officer	03-04	601,965		475,553		—	—
	02-03	596,177		578,119		—	—
André Belzile	04-05	288,453		80,157		—	18,200
Senior Vice-President, finances	03-04	17,538(2)		—		—	30,000
and corporate affairs	02-03	—		—		—	—
Michel Coutu	04-05	591,535	(1)	500,000	(1)	—	—
President and Chief Executive	03-04	536,923	(1)	412,000	(1)	—	—
Officer of The Jean Coutu Group (PJC) USA, Inc.	02-03	563,075	(1)	345,000	(1)	—	—
William Welsh jr.	04-05	286,250	(1)	500,000	(1)	—	23,700
Executive Vice-President and	03-04	233,846	(1)	115,000	(1)	—	18,600
COO of The Jean Coutu Group (PJC) USA, Inc.	02-03	229,808	(1)	110,000	(1)	—	20,200
Alain Lafortune	04-05	303,635		147,181		—	19,200
Senior Vice-President,	03-04	246,487		91,039		—	17,400
purchasing and marketing	02-03	224,910		111,353		—	13,100

(1)               In U.S. dollars.

(2)               This amount represent the salary paid to Mr. André Belzile between May 10, 2004 and May 31, 2004.

(3)               Unless otherwise indicated, the value of the direct and indirect benefits of each Named Executive Officer is less than $50,000 or 10% of his annual salary and his bonuses.

(4)               Underlying securities: Subordinate Voting Shares.

12)                    STOCK OPTION PLAN

Since the creation of the Stock Option Plan for the Officers, Employees, Service Providers and Consultants of the Company (the “Plan”) in 1995 and as of July 26, 2005, the Board of Directors of the Company has granted, taking into account the subdivisions described below, a total of 7,173,280 options with a term of ten years, 4,893,100 of which have been exercised, 407,620 of which have been cancelled due to departures and 1,872,560 of which are still outstanding. The stock options granted are solely Subordinate Voting Shares and represent less than 5% of the aggregate Subordinate Voting Shares of the Company outstanding.

The options issued under the Plan permit option holders to purchase Subordinate Voting Shares of the Company on payment of the subscription price. The subscription price is established by the Human Resources Committee and is not less than the market value of the Subordinate Voting Shares on the date of the grant.

Unless otherwise determined by the Human Resources Committee, options terminate upon the earlier of the date first established by the Human Resources Committee and (i) 60 days following the date on which the Optionee resigns or voluntarily leaves his/her employment with the Company or any of its Subsidiaries or his employment is terminated for cause (except in the event of theft, fraud or any other criminal act) or in the case where the Optionee is a service provider or a consultant, the date on which he/she terminates his/her contract as a service supplier or consultant prior to its normal termination; (ii) the date of termination of employment of the holder on the grounds of theft, fraud or any other criminal act committed against the Company or (iii) 60 days following the date on which the employment is terminated by reason of death.

Options are not assignable other than by will or succession law.

On September 29, 2000 and September 25, 2002, the Company proceeded with the subdivision of the shares issued and outstanding on the basis of two new shares for each share held. The options were adjusted accordingly.

During the financial year ended May 28, 2005, the Board of Directors has granted 492,780 options.

The following table shows the stock options granted to some of the Named Executive Officers during the financial year ended May 28, 2005. These options were granted at a price corresponding to the value of the Subordinate Voting Shares on the Toronto Stock Exchange the day before the said options were granted, in this case on October 26, 2004.

Name	Securities under Options/SARs Granted (#)	% of total options / SARs granted to employees in financial year (%)	Exercise or Base Price ($/security)	Market value of securities underlying options / SARs on the date of grant ($/security)	Expiration date
André Belzile	18,200	3.7	15.65	15.65	Oct. 26, 2014
William Welsh jr,	23,700	4.8	15.65	15.65	Oct. 26, 2014
Alain Lafortune	19,200	3.9	15.65	15.65	Oct. 26, 2014

13)                    AGGREGATED OPTION / SARS EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION / SARS VALUES

The following table summarizes for each Named Executive Officers the number of Subordinate Voting Shares acquired pursuant to the exercise of options under the Plan during the financial year ended May 28, 2005, the aggregate value realized upon exercise as well as the unexercised options with respect to the Subordinate Voting Shares as at May 28, 2005 under the Plan. The value of an unexercised in-the-money option at the financial year-end is the difference between the fair market value of a Subordinate Voting Share on May 28, 2005 which was $19.59 per share, being the closing price on the Toronto Stock Exchange on such date, and its exercise or base price. It should be noted that unexercised options might never be exercised and that the value of unexercised in-the-money options might never be realized. There can be no assurance that these values will be realized.

Name	Number of securities acquired on exercise (#)	Aggregate Value Realized ($)	Unexercised Options at Year- End (#) Exercisable/Un-exercisable	Value of Unexercised In-The- Money Options at Year-End ($) Exercisable/Un-exercisable
André Belzile	—	—	9,640 / 38,560	20,022 / 68,886
William Welsh jr,	—	—	255,580 / 43,160	2,487,517 / 155,493
Alain Lafortune	25,600	267,430	50,580 / 35,120	331,839 / 118,670

14)                    DEFINED BENEFIT

a)              Employee Pension Plan

The Company contributes to a fixed contribution pension plan for all employees (excluding Presidents and Vice-Presidents) who wish to join such a plan. The amount paid out by the Company for the benefit of each participating employee corresponds to the amount paid out by the employee pursuant to the plan but is limited to 3.5% of his gross annual salary.

b)              Retirement Plan of Canadian Vice-Presidents

The Company offers its Canadian Vice-Presidents (excluding family members of the significant shareholder) a retirement plan endowed entirely by the Company composed of a basic Pension Plan of the Vice-Presidents (“Registered Basic Pension Plan”) and a fixed benefit supplementary pension plan, introduced on January 1st, 2000.

Under the Registered Basic Pension Plan, the maximum pension payable is determined by the Income Tax Act and, except for one Vice-President who joined the plan prior to January 1st, 2000, no amount of pension can be credited for the years of service prior to that date.

The supplementary plan covers the excess salary over the maximum salary allowed by the Income Tax Act for the Registered Basic Pension Plan and all the years of service are recognised and accumulated with the years prior to the introduction of the plan.

In accordance with these plans, the Vice-Presidents designated therein are entitled to a life annuity at retirement the amount of which is calculated as follows:

•                  For each year of service after January 1st, 2000, the equivalent of 2% of the average salary of the best three consecutive years.

•                  For each year of service prior to January 1st, 2000, the equivalent of 2% of the average salary of the best three consecutive years less $1,722.00 a year or any other greater amount specified by the Income Tax Act as being the defined benefit limit during the year of retirement of the Vice-President.

For the calculation of the life annuity, the years of service may not exceed 35 years. The table below indicates the benefits that should be paid out pursuant to the plan and includes the benefits under both the basic retirement plan and the additional plan. Amounts are reduced when years of participation include years of past service.

	Years of participation
Average Remuneration	15	20	25	30	35
$250,000	$75,000	$100,000	$125,000	$150,000	$175,000
$300,000	$90,000	$120,000	$150,000	$180,000	$210,000
$400,000	$120,000	$160,000	$200,000	$240,000	$280,000
$500,000	$150,000	$200,000	$250,000	$300,000	$350,000
$750,000	$225,000	$300,000	$375,000	$450,000	$525,000
$1,000,000	$300,000	$400,000	$500,000	$600,000	$700,000

The life annuity granted by the plans is payable without adjustment provided that the Vice-President is 60 years old or has 35 years of service and includes a 60% reversible life annuity to the spouse in the event of the death of the participant during his retirement.

For two Vice-Presidents, the salary upon which the calculation is based also includes bonuses.

c)              Retirement Plan of U.S. Vice-Presidents

The Company is presently working on a retirement plan for its U.S. Vice-Presidents. For the time being, the Vice-Presidents participate in a general retirement plan which applies to all employees of the Head Office of the Company in the United States and which allows an optional contribution by the employees and a contribution by the employer of 25% of the contribution of the employee for a maximum of 4% of his salary.

15)                    COMPOSITION OF THE HUMAN RESOURCES COMMITTEE

As of May 28, 2005, the members of the Human Resources Committee were:

Nicolle Forget, Director and Chairman of the Committee;

Sylvie Coutu, Director;

Claire Léger, Director;

Yvon Martineau, Director;

Érik Péladeau, Director; and

Roseann Runte, Director.

Prior to the last Annual Shareholder Meeting held on October 26, 2004, this committee was composed of Nicolle Forget as Chairman, Jacques Boisvert, Marie-Josée Coutu, Sylvie Coutu, L. Denis Desautels and Claire Léger.

16)                    REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

a)              The major compensation guidelines

The compensation of the Presidents and Vice-Presidents (“Executive Officers”) depends first and foremost on the experience that the Executive Officer has in his field of professional activity. The experience acquired within the Company or one of its subsidiaries or within the Canadian or American network, as the case may be, is also taken into consideration by the Human Resources Committee.

As a second criterion, the Human Resources Committee has elaborated a process to assess the competence of Executive Officers with regard to the set objectives and the efficiency demonstrated in reaching these objectives. Consequently, the level of responsibility of each Executive Officer is also examined by the Committee to ensure that any difference in compensation between the Executive Officers is established in all fairness.

Lastly, the Committee ensures the implementation of the long-term incentive program of Executive Officers. For this purpose, the Committee, in particular, must recommend a compensation that is competitive when compared to the market and that take into accounts the experience, competence and level of responsibility of the Executive Officers.

b)              Components of the compensation

The compensation of Executive Officers (excluding the Presidents and Chief Executive Officers) includes the following components: basic salary, bonus, the granting of stock options, basic pension plan, supplementary pension plan, benefits and group insurance plans.

i) Basic compensation

The base compensation aims at positioning the business at the local market median, i.e. a sample of similar size distribution and retail businesses in Canada.

It takes into account expansion goals depending on the maturity of the market. It progresses annually according to a pre-established salary structure. This progression depends, among other things, on the individual performance of each executive officer.

ii) Short-term incentive compensation

Short-term compensation includes bonuses which, in compliance with the corporate culture of the Company, aim at recognising the fulfilment of objectives that bolster team spirit and that contribute most to the creation of shareholder value.

Fifty percent of such bonuses is calculated in accordance with the earnings before interest, taxes, depreciation and amortisation (EBITDA) and the other half is based upon the individual performance of Executive Officers.

iii) Long-term incentive compensation

Long-term remuneration for all Vice-Presidents includes an annual grant of stock options the value of which is determined pursuant to a percentage of the basic salary.

The objective of the granting of stock options is to reward Vice-Presidents for their contribution to the growth of shareholder value. It is therefore possible for the Human Resources Committee to use performance criteria within the context of the granting of stock options.

The rights and obligations of the Company and of its Vice-Presidents with regard to the granting of stock options as well as to the conditions relative to their exercise are described in the Stock Option Plan approved by the shareholders of the Company.

Given the family nature of the Company, only the Vice-Presidents that are not related to the significant shareholder of the Company are eligible to receive stock options.

c)              The Compensation of the Presidents and Chief Executive Officers

Generally the compensation of the President and Chief Executive Officer of The Jean Coutu Group (PJC) Inc. and the President and Chief Executive Officer of The Jean Coutu Group (PJC) USA, Inc. is based on comparable market considerations with regards to the Company’s profitability and progress in achieving strategic objectives. Similarly to the short-term incentive compensation attributed to the Vice-Presidents, the basic compensation attributed to the Presidents and Chief Executive Officers is completed by a bonus determined in conjunction with objectives, which have been pre-approved by the Board of Directors. Fifty percent of such bonus is calculated in accordance with the earnings before interest, taxes, depreciation and amortisation (EBITDA) while the other half is based upon the achievement of strategic objectives set by the Board of Directors.  The Presidents and Chief Executive Officers are eligible to receive a maximum bonus equivalent to 100 % of their basic salary.

The bonus paid to the President and Chief Executive Officer of the Jean Coutu Group (PJC) Inc. during the 2004-2005 financial year was determined on the basis of two components: (1) the progress achieved by the Company during the 2004-2005 financial year and (2) the achievement of set objectives with regards to the EBITDA during the 2004-2005 financial year. The remaining portion of the bonus for the 2004-2005 financial year as pertains to the achievement of strategic objectives set by the Board for the 2004-2005 financial year will be paid during the 2005-2006 financial year.

During the 2004-2005 financial year, the President and Chief Executive Officer of The Jean Coutu Group (PJC) USA, Inc. received a special bonus for his achievement of certain strategic objectives set by the Board, such as the realization of the Eckerd acquisition.

The Presidents and Chief Executive Officers are not eligible to any stock option grant nor does the Company contribute to any retirement plan on their behalf.

This report was submitted on behalf of the Human Resources Committee:

Nicolle Forget, Director and Chairman of the Human Resources Committee;

Sylvie Coutu, Director;

Claire Léger, Director;

Yvon Martineau, Director;

Érik Péladeau, Director; and

Rosann Runte, Director.

17)                    PERFORMANCE GRAPH

The following graph compares the total cumulative shareholder return of a $100 investment in the Subordinate Voting Shares carried out on May 31, 2000 and the cumulative performance of the S&P / TSX Composite Index of the Toronto Stock Exchange for the last five financial years ended May 28, 2005.

The year-end values of each investment are based on share appreciation plus dividends paid in cash, with dividends reinvested on the date they were paid.

18)                    SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes, as of May 28, 2005, the equity compensation plans pursuant to which equity securities of the Company may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity Compensation Plan approved by securityholders	1,872,560	$13.05	1,234,340
TOTAL	1,872,560		1,234,340

The Company has one fixed stock option plan. Under the Stock Option Plan for the Officers, Employees, Service Providers and Consultants of the Company (the “plan”), the Company may grant options for up to 8 million Subordinate Voting Shares. Under the plan, the exercise price of each option equals the market average ending price of the Company’s stock at the Toronto Stock Exchange on the date of preceding a grant and an option’s maximum term is 10 years. Granted options vest annually by increments of 20%. For other information see “Stock Option Plan” on page 11.

19)                    CORPORATE GOVERNANCE PRACTICES

a)              Toronto Stock Exchange Guidelines

The Board of Directors of The Jean Coutu Group (PJC) Inc. has delegated to the Governance Committee the responsibility to periodically examine its corporate governance practices in the light of the changing requirements in this respect. Following the recommendations of that Committee, the Board constantly reviews its structure, practices and composition, and periodically initiates the changes that it considers necessary and pertinent for its effectiveness. As new corporate governance provisions become applicable, the Board will re-evaluate the corporate governance practices of the Company and implement changes if necessary.

The Corporate Governance of the Company takes into consideration the control held by its significant shareholder while favouring the efficient administration of the Company by its Management. The Board of Directors considers that the corporate governance practices adopted by the Company – which comply with most of the Toronto Stock Exchange guidelines – suit its situation and are efficient, and that the structures and processes necessary to ensure its independence from Management are in place.

The information relative to each of Guidelines of the Toronto Stock Exchange is presented by the Company in Appendix “A” hereto.

b)              Audit Committee Information

Reference is hereby made to the Item “Audit Committee Information” of the Annual Information Form of the Company for the year ended May 28, 2005 for a disclosure of information relating to the Audit Committee required under Form 52-110F1. Copy of this document can be found on SEDAR at www.sedar.com or by contacting the Corporate Secretary of the Company at its head office, 530 Bériault, Longueuil, Quebec J4G 1S8, telephone: (450) 646-9760.

20)                    INDEBTEDNESS OF DIRECTORS AND OFFICERS

As of July 26, 2005, neither the Company nor any of its subsidiaries had any outstanding loans to any of its current or former Directors, Officers or employees in their personal capacity or to one of their related company.

21)                    INSURANCE OF DIRECTORS AND OFFICERS

The Company provides liability insurance for the benefit of its Directors and Officers and those of its subsidiaries as a group. The total amount of the coverage for the period beginning December 3, 2004 and ending December 3, 2005 is US$50,000,000 per event, subject to a deductible of US$500,000 to be paid by the Company in the event of a claim. Relative to the coverage year as defined in the policy, the Company has paid premiums in the amount of US$495,000.

22)                    APPOINTMENT AND REMUNERATION OF AUDITORS

The Management of the Company proposes that Deloitte & Touche, L.L.P., Chartered Accountants, be appointed auditors of the Company and that the Directors of the Company be authorized to fix their remuneration.

Unless indicated otherwise by the shareholder, the voting rights attached to the shares represented by any proxy duly signed will be exercised IN FAVOUR of the appointment of Deloitte & Touche, L.L.P. as auditors and of the authorization of the Board of Directors to fix their remuneration.

23)                    INTEREST OF INFORMED PERSONS AND OTHER PERSONS IN MATERIAL TRANSACTIONS

Mr. Jean Coutu, Chairman of the Board of Directors personally, as franchisee of one Jean Coutu outlet as well as through certain corporations in which he holds an interest is involved in numerous transactions with the Company and its subsidiaries. The same is true of Mr. François J. Coutu, President and Chief Executive Officer of the Company, as franchisee with respect to one outlet. These transactions are concluded in the normal course of the Company’s business and in accordance with the same terms and conditions applicable to other franchisees. These transactions involve the supply of products and the payment of royalties, rent, interests, store opening expenses, accounting and management fees as well as fees for computer and security and protection services.

24)                    ADDITIONAL INFORMATION

The Company’s financial information is included in its audited consolidated financial statements and Management’s Discussion and Analysis for the financial year ended May 28, 2005. Copies of these documents and additional information concerning the Company (including the Company’s Annual Information Form) can be found on the SEDAR Website at the following address: www.sedar.com and may also be obtained upon request to the Corporate Secretary of the Company at its head office: 530 Bériault Street, Longueuil, Quebec, J4G 1S8, Telephone: (450) 646-9760. The Company may charge a reasonable amount for any request from someone who is not a shareholder of the Company, unless the Company is making a distribution of its securities by way of a simplified prospectus, in which case these documents will be provided free of charge.

Anyone wishing to contact the Company or obtain additional information is invited to visit the Website of the Company at the following address: www.jeancoutu.com.

25)                    APPROVAL BY DIRECTORS

The Board of Directors of the Company has approved the form, the content and the sending of the present Circular.

Longueuil, Province of Quebec, this 2nd day of August 2005.

The Chairman of the Board

/s/ Jean Coutu
Jean Coutu

Appendix “A”: Statement on Corporate Governance Practises

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company

1)	The Board of Directors should assume responsibility for the stewardship of the company.	1)

The Board of Directors has the responsibilities conferred to it by the law, the Company’s by-laws and its own mandate to oversee the Senior Officers in the management of the affairs of the Company. The mandate of the Board of Directors (the “Board”) is more specifically defined in Appendix B.

As part of this governance responsibility, the Board of Directors should assume the responsibility for the:

The Board approves all significant decisions as well as the quarterly and annual financial statements, the annual budgets of the Company and those of its subsidiaries, declares dividends, identifies the main risks associated with the business of the Company, adopts the strategic planning of the Company, and may also call special meetings to deal with issues which may require its approval. It assumes the various functions mentioned below, either directly or through its permanent committees.

a)	Adoption of a strategic planning process;

a)              The Liaison and Strategic Planning Committee has the responsibility to conduct studies and report to the Board on the long-term strategic planning process of the Company and its subsidiaries, taking into consideration the risks and opportunities of the Company and its subsidiaries. The Executive Committee previously assumed this responsibility.

Every year, the Board receives, analyzes and then approves a strategic business plan and the annual budget submitted by the President and Chief Executive Officer.

b)	Identification of principal risks of the business and implementation of measures to manage such risks;

b)             The Board, together with the Upper Management of the Company, has the responsibility to identify the main risks associated with the Company’s activities and to ensure that the appropriate risk management systems are implemented.

c)	Succession planning including the supervision of Senior Management;

c)              Through its Human Resources Committee, the Board is responsible for the appointment, remuneration and review of the performance of the Upper Management of the Company, as well as succession planning. In order to do so, the Human Resources Committee takes on the review and approval of the relevant corporate objectives for the remuneration of Upper Management and the assessment of the performance of the officers based on the set objectives. The Committee also receives from the President and Chief Executive Officer a report on succession planning, including training, monitoring and designation of candidates for Upper Management functions.

d)	Communication Policy;

d)             The Board of Directors has adopted a confidentiality and information disclosure policy aimed at ensuring that the information to the investing public at large regarding the Company is communicated in due time, exact and widely distributed, in compliance with the applicable laws and regulatory requirements. The Board approves, on the recommendation of various Committees, the important communications of the Company, including the quarterly reports, financing documents, continuous information material and press releases.

In addition to the public documents that the Company must file with the various regulatory authorities, the Company regularly communicates with its shareholders and the financial community by way of its quarterly reports, annual report and press releases. The public may also listen to the rebroadcasting of the conference calls with analysts regarding quarterly results of the Company on the Company’s Website (www.jeancoutu.com).

Any shareholder wishing to communicate with the Company may do so directly by contacting the Investor Relations Department or the Corporate Secretary. Shareholders can also ask questions or make comments directly to Upper Management during the question period reserved for the shareholders at the end of each annual meeting of the shareholders.

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company

e)	Integrity of internal control and management of information systems.

e)              Through its Audit Committee, the Board ensures that proper mechanisms for internal control and communication to the public of financial information extracted or derived from the financial statements are maintained. The Audit Committee consults with the Vice-President, Internal Audit and Upper Management of the Company to ensure the integrity of those mechanisms.

2)	A majority of Directors should be unrelated (independent of management and free from conflicting interests) to the company and to the significant shareholder of the company.	2)

The Board of Directors of the Company is made up of sixteen Directors, twelve of whom are outside Directors actively engaged in different business sectors.

Three of the outside Directors are considered by the Company to be related Directors whereas all the other outside Directors are unrelated.  Therefore, the Board of Directors of the Company is made up of seven Directors related and nine Directors unrelated to the Company or the significant shareholder.

The shareholders of the Company include one significant shareholder with 89.78% of the voting rights attached to the shares with voting rights. Nine of the Directors have no participation and are not related to the significant shareholder. The Company considers that those members properly represent the interests of the minority shareholders.

3)	Disclosure of the analysis of the Board of Directors as to the determination of “related” and “unrelated” Directors.	3)

In determining the related and unrelated members, the Board of Directors considers that Upper Management, Directors having close business ties with Upper Management through the services they provide to the Company as well as those Directors related to the significant shareholder, are related Directors.

			Based on the above-mentioned criteria, the Board of Directors has determined that:

			• as President and Chief Executive Officer of the Company, Mr. François J. Coutu is a “related” Director;

			• as Chairman of the Board of Directors and significant shareholder, Mr. Jean Coutu is a “related” Director;

			• as Vice-President of Commercial Policies of the Company, Mr. Louis Coutu is a “related” Director;

			• being personally related to the significant shareholder, Mrs. Marie-Josée Coutu is a “related” Director;

			• as President and Chief Executive Officer of The Jean Coutu Group (PJC) USA, Inc., wholly owned subsidiary of the Company, Mr. Michel Coutu is a “related” Director;

			• being personally related to the significant shareholder, Mrs. Sylvie Coutu is a “related” Director;

			• as Senior Partner at Fasken Martineau DuMoulin L.L.P., legal advisors of the Company, Mr. Yvon Martineau is a “related” Director;

			• Mrs. Lise Bastarache is an “unrelated” Director;

			• Mr. L. Denis Desautels is an “unrelated” Director;

			• Mr. Marcel Dutil is an “unrelated” Director;

			• Mrs. Nicolle Forget is an “unrelated” Director;

			• Mr. Pierre Legault is an “unrelated” Director;

			• Mrs. Claire Léger is an “unrelated” Director;

			• Mr. Érik Péladeau is an “unrelated” Director;

			• Dr. Roseann Runte is an “unrelated” Director; and

			• Mr. Dennis Wood is an “unrelated” Director.

		More information about each Director can be found on pages 6 through 8 of this Circular.

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company

4)	Nominees to the Board of Directors:	4)

a) The Governance Committee recommends to the Board of Directors the nomination of candidates for Directorship. A more elaborate description of the mandate of this Committee is given at Guideline number 9.

In order to do so, the Committee takes into consideration the needs of the Company as well as the specific skills of its members already serving on the Board of Directors. The Committee determines, based on the strengths of the Board and the ever-changing needs of the Company, the skills, aptitudes and personal qualities required of Directors to create added value for the Company. If necessary, the Committee may use the services of external advisors in their search for proper candidates.

Although no formal process for the evaluation of individual Directors is in effect, Board members are entirely free to discuss among themselves the performance of a fellow Director, or submit such a matter to the Chairman of the Board who will recommend the appropriate measures to deal with any situation of concern regarding the effectiveness of the Board of Directors.

	a) The Board of Directors should appoint a committee responsible for proposing new nominees to the Board of Directors and for evaluating Directors.

	b) The committee should be made up exclusively of outside Directors, a majority of which are unrelated.		b) During financial year 2004-2005, the Governance Committee was made up of five outside members, two of whom were related Directors.

5)	The Board of Directors should implement a process for assessing the effectiveness of the Board of Directors, its committees and individual Directors.	5)

In July 2002, the Board developed a procedure for self-evaluation of the Board of Directors by its members. The evaluation is performed every two years for the Board of Directors and every year for its Committees. Any Director can make his point of view known in full confidentiality through this procedure or at annual meetings between the Chairman of the Board and each of the Directors.

			See also Guideline number 4 above.

6)	The company should provide orientation and education programs for new Directors.	6)

New Directors receive a binder filled with all the documentation pertinent to the affairs of the Company, including historical public information about the Company, articles of incorporation, Company’s by-laws and mandate of the Board of Directors and its Committees. The binder also contains the code of ethics of the Directors and Officers of the Company, a description of the obligations and responsibilities of the Directors as well as samples of the other policies in place in the Company. This guide is updated on a regular basis.

Moreover, new Directors meet with Upper Management to discuss the Company’s orientation. They visit the Company’s site and all meetings are held at the head office of the Company, thus allowing the new Directors to become better acquainted with its activities.

Finally, as part of regular Board meetings, presentations on various aspects of the activities of the Company are made to the Directors.

7)	The Board of Directors should examine its size and consider whether it should be appropriate to reduce its size to improve its effectiveness.	7)	The Board of Directors considers that its size and composition are adequate to maximize effectiveness and properly reflect the investments of the shareholders other than the significant shareholder.

8)	The Board of Directors should examine the compensation of Directors in light of their risks and responsibilities.	8)

The Governance Committee has the responsibility to review every year the Directors remuneration policies as well as the Directors and Officers liability insurance, based on both the practices of comparable Canadian public companies and the risks and responsibilities associated with efficient Directorship. The Committee makes proper recommendations to the Board.

Section 10 “Compensation of Directors” and Section 21 “Insurance of Directors and Officers” of the Circular contain more information on this subject.

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company

9)	Composition of the committees :	9)	In October 2004, the Board of Directors has divided the Human
			Resources and Governance Committee into two separate
	a) The committees should generally be made up of outside Directors;

committees and has eliminated the Finance Committee. Five committees were then appointed: the Audit Committee, the Executive Committee, the Governance Committee, the Human Resources Committee and the Liaison and Strategic Planning Committee (in replacement of the former Brooks Liaison Committee). A sixth committee, the Ad Hoc Committee on Organisational Development, was appointed in May 2005.

	b) The majority of members of the committees should be unrelated although committees such as the Executive Committee may include one or more inside Directors.

All committees of the Board of Directors, with the exception of the Executive Committee and the Liaison and Strategic Planning Committee, are exclusively made up of outside Directors, a majority of whom are unrelated.

			The various committees are described hereafter.

		The Audit Committee is made up of six outside and unrelated Directors. This committee meets at least four times a year. During the 2005 financial year, this committee met on seven (7) occasions.

		The Audit Committee’s mandate extends to the Company, its divisions and subsidiaries and is described more particularly as follows:

		Responsibilities in respect to financial disclosure and financial reports

			• The Audit Committee reviews the quarterly financial statements and the management report of the Company before its approval by the Board of Directors;

			• It ensures that the Company complies with regulatory standards relative to the preparation and the disclosure of financial statements and the management report.

			• It inquires about changes to accounting policies having a material impact on the presentation of financial statements.

			• It reviews and makes sure that all claims or lawsuits, which may have a material impact of the finances of the Company, are correctly recorded in the financial statements.

			• It ensures that the financial statements of the Company are accurate, reliable and honest.

			• It evaluates the decisions taken by management or by the auditors relative to the presentation of financial statements.

			• It reviews the press releases concerning the annual and quarterly releases of financial results of the Company before their approval by the Board of Directors.

		Relationship with external auditors

•                The Audit Committee recommends to the Board of Directors the appointment of the external auditors as well as their fees, and reviews their employment perquisites, as well as other services they may be called upon to provide to the Company and the circumstances which may justify and warrant a change of external auditors, which report directly to this committee;

•                It oversees the work of the external auditor employed to deliver an audit report or render other audit, review or attestation services to the Company, including the resolution of disagreements between management and the external auditor concerning financial information;

•                It discusses and reviews the competence, independence and objectivity of the external auditors and of the associate of the external audit firm in charge of the mandate with the Company, as well as the rotation of the associate in charge or of the other associates involved in the mission team;

•                It reviews the mandate and the external audit program, the letter of recommendation which follows the annual verification and the corresponding follow-ups, the major changes to accounting guidelines, the main value judgements at the basis of the financial statements and how they are drafted;

Toronto Stock Exchange Corporate Governance Practises	Corporate Governance Practises within the Company

•                It first approves all non-audit services that the external auditor of the Company or those of its subsidiaries must render to the Company or to its subsidiaries within the context of the Company’s “Policy on the Scope of Services of the Shareholders’ Auditors”;

• It can reach directly the external auditors at any time;

• It meets separately management and the external auditors at least once a year and more often, as necessary.

• It questions the external auditors regarding their relationship with the management of the Company, as well as the difficulties encountered during their audit mandate, as the case may be.

Responsibilities concerning the internal audit

•                  The Audit Committee meets the Vice-President, Internal Audit, as well as the management of the Company, to discuss the efficiency of internal controls implemented by the Company, as well as the measures taken to rectify any major weakness or failure discovered;

• It reviews the mandate and the internal audit programs, the resources granted to the function and the follow-ups made in accordance to the recommendations of the Vice-President, Internal Audit;

• It reviews the statements of the Vice-President, Internal Audit concerning the efficiency of the Company’s internal controls of the Company with regard to the audit work performed;

Responsibilities concerning internal controls

• The Audit Committee supervises the presentation by management of information concerning internal controls.

•                  It requires that management implements appropriate internal controls and communication policies of financial information extracted or derived from the financial statements of the Company for the benefit of the public;

• It reviews, evaluates and approves periodically such controls;

• It verifies all investments and operations likely to impact negatively the sound financial situation of the Company when it is brought to its attention by the auditor(s) or an executive;

•                  It oversees the implementation of procedures concerning the receiving, recording and processing of complaints received by the Company regarding its accounting, its internal accounting or auditing controls;

•                  It oversees the implementation of procedures concerning the sending of information anonymously by the employees of the Company, including its divisions and subsidiaries, concerning doubtful accounting or audit practices.

Review of transactions between tied persons

• The Audit Committee receives the report from management concerning all of the transactions conducted between related persons and/or entities during the year.

Responsibilities concerning oversight organisations

• The Audit Committee reviews all material reports received from regulatory instances.

•                  The Audit Committee reviews the evaluation and the statements of management relative to compliance to particular regulatory requirements, as well as to the plans of management aiming to remedy any failure discovered.

• It ensures that the recommendations or regulatory bodies be implemented and then monitored.

Toronto Stock Exchange Corporate Governance Practises	Corporate Governance Practises within the Company

• Lastly, the Audit Committee reviews all other financial matters that it deems fit or that the Board of the Directors decides to bring forward to its attention.

The Executive Committee is made up of five Directors, two of whom are outside and unrelated Directors.

The Committee meets as needed to deal with particular matters of immediate concern likely to impact the operations of the Company.

The Company considers that the presence of members of management is essential to the Committee.

This committee did not meet in the course of the 2005 financial year.

The Governance Committee is made up of five outside Directors, of whom three are unrelated. During the 2005 financial year, this committee met on three occasions.

The Committee looks into all questions relative to the corporate governance of the Company. It is responsible to follow up on the guidelines issued by the regulatory bodies relative to such matters.

It is also in charge of looking into the measures used by the board and its committees to oversee the management of the business of the Company, to evaluate the effectiveness of the board and of its committees regarding management issues and to make recommendations to the board as to how to improve the corporate governance practices.

More particularly, the Committee shall :

Corporate Governance

• Review annually the governance practices of the board as well their effectiveness and make recommendations as to their improvement;

• Receive the report of management with respect to transactions between related parties relative to the Company and its subsidiaries.

• Monitor the latest developments relative to corporate governance matters;

• Annually review conflicts of interest (including the mechanisms to detect them);

• examine the relationships between the Board of Directors and management;

• Supervise the requests of Directors relative to the hiring of external consultants;

• Ensure that the Directors and top executives comply with the Company’s code of ethics.

• Confirm the compliance (or non-compliance) of the Company to the guidelines imposed by the Toronto Stock Exchange and other regulatory bodies relative to its securities;

Composition of the Board of Directors

• Evaluate the effectiveness of the Board of Directors;

• Recommend candidates to sit on the Board of Directors;

• Annually review the areas of expertise of the different Directors;

• Make recommendations as to the composition of the committees;

• Annually review the mandates of each committee and of the board (including the description of the functions of the chief executive officer);

• Annually review the remuneration of the Directors as well as the liability insurance of Directors and Officers;

Toronto Stock Exchange Corporate Governance Practises	Corporate Governance Practises within the Company
• Make recommendations as to the continuous training program of Directors;

• Review, at least once a year, the application of independence criteria to each director.

Continuous Information

•                  Revise and recommend the approval by the Board of Directors of different continuous disclosure documents that the Company is required to file with the various regulatory bodies such as the management proxy circular and the annual information form, except for quarterly reports which are reviewed by the Audit Committee.

The Human Resources Committee is made up of six outside Directors, four of whom are unrelated. During the 2005 financial year, the Committee has met on six occasions.

The Human Resources Committee makes to the Board of Directors recommendations relative to the following matters :

• All human resources policies of the Company;

• The level of remuneration and other benefits granted to the Presidents and Chief Executive Officers. To do so, the committee is responsible for:

• examining and approving the pertinent corporate objectives for the remuneration of Presidents and Chief Executive Officers;

• evaluating the performance of Presidents and Chief Executive Officers in accordance to the determined objectives;

• The salaries and other benefits granted to the Vice-Presidents of the Company;

•                  The rights and benefits granted or to be granted to employees and management staff of the Company, including stock options, deferred stock units, the retirement plans and insurance policies taken out on their behalf;

• The disclosure on the remuneration of top management and the issuance of an annual report in the proxy circular;

• The organisational structure of the Company and the development within the Company of a pool of candidates to management positions;

• The negotiation of collective agreements;

• Health and safety in the workplace and group insurance.

The Liaison and Strategic Planning Committee is made up of seven Directors, four of whom are outside and unrelated Directors. Two Directors are related and one of them is a member of management. During the 2005 financial year, the Committee met on two occasions.

The Liaison and Strategic Planning Committee shall report and make recommendations on strategic orientations of the U.S. subsidiary to the Board of Directors.

More particularly, the Committee shall:

• examine and report to the Board of Directors on the strategic planning of the Company and its subsidiaries and the review of the Company’s long term strategic planning and objectives.

• review the compatibility between the different strategies of the Canadian and American networks and the compatibility with the markets served by the Company;

• review the Company’s performance in view of the set strategic objectives;

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company
			• review the expansion of the Company’s operations into new geographical sectors;

			• review the competitors’ strategies through the management’s analysis;

			• review any recommendation with respect to the discontinuation of operations in a particular sector.

		All meetings of this Committee take place in the presence of six senior officers of the Company and its U.S. subsidiary who answer the questions of the members of the Committee.

		The Ad Hoc Committee on Organisational Development is made up of five outside Directors, one of whom is related. During the 2005 financial, the Committee met on one occasion.

		The Ad Hoc Committee on Organisational Development, derived from the Eckerd acquisition, makes to the Board of Directors recommendations relative to various matters, such as:

			• development of measures for the coordination and harmonisation of the resources and activities of the Company and its principal U.S. subsidiary;

			• development of measures for organisational communications between the Company and its principal U.S. subsidiary;

•                  development of measures to promote organisational harmonisation of reporting relationship rules which should exist between the respective managements of the Company and its principal U.S. subsidiary;

			• development of measures to further organisational synergies between the Officers of both entities.

10)	The Board of Directors should expressly assume the responsibility relative to the questions of corporate governance or delegate such general responsibility to a committee.	10)

The Governance Committee has the responsibility to review the Board’s corporate governance practices and their effectiveness and to make recommendations for improvement to the Board. Following the recommendations of that Committee, the Board constantly reviews its structure, practices as well as composition and periodically initiates the changes deemed necessary and pertinent for its effectiveness.

11)	The Board of Directors should :	11)	The Board of Directors assumes the responsibilities conferred to it by the law, the Company’s by-laws and the written mandate of the Board of Directors.

	a) Jointly with the CEO, develop position descriptions for the Board and for the CEO, including the definition of the limits to management’s responsibilities.

The President and Chief Executive Officer takes on the functions described in the Company’s by-laws. He must oversee the implementation of the strategic plan of the Company that was approved by the Board in compliance with the budgets that were granted to him. He must also identify the opportunities and risks associated with the Company’s activities and recommend to the Board tactics to deal with them. He must assume as well the duties that the Board may entrust him with by resolution or which are inherent to his office.

	b) Approve or develop the corporate objectives, which the CEO is responsible for meeting.

The Company, under the supervision of the Human Resources Committee, has put in place a procedure to determine the general objectives of the Company, which must be achieved by the President and Chief Executive Officer. The Committee evaluates the performance of the President and Chief Executive Officer based on these objectives and reports to the Board.

Toronto Stock Exchange Corporate Governance Practises		Corporate Governance Practises within the Company

12)	The Board of Directors should have in place structures and procedures allowing the Board of Directors to function independently from Management.	12)

Mr. Jean Coutu, founder and significant shareholder, as defined in the Guidelines, was Chief Executive Officer of the Company until 2002 and is now Chairman of the Board of Directors. He is no longer a member of the Upper Management of the Company.

The Board feels that its composition promotes its independence from Upper Management. In fact, most of the members of the Board of Directors are not members of Upper Management and are unrelated Directors.

Although there exists no formal mechanism to ensure the independence of the Board of Directors from Upper Management, the members are totally free to call meetings of the Board of Directors or its Committees without the presence of the members of Upper Management or related Directors. In fact, the members of the Board took advantage of this opportunity at least twice during 2004-2005 financial year.

The members of the Board and its Committees may also add business matters to the agenda if they so wish and the Committee Chairs have the entire discretion to determine the subjects to be discussed at their meetings.

Finally, the Directors ask, from time to time, the Chairman of the Board to call upon one or several Vice-Presidents of the Company to obtain additional details on particular matters, and these Vice-Presidents are then required to reply to the Directors’ questions.

13)	The Audit Committee should :	13)	The composition, role and mandate of the Audit Committee are described at Guideline number 9.
	a) Have a mandate expressly defined and all members should be non-management Directors;		The mandate of the Audit Committee is reviewed every year.

	b) have direct communication channels with the internal and external auditors;

	c) oversee management reporting on internal controls.

14)	The Board of Directors should implement a system that allows each Director to engage outside consultants, at the expense of the company, under appropriate circumstances.	14)

The members of the Board and its Committees have the power to hire, at the expense of the Company, any advisor who they feel can help them fulfil their duties. Some Committees already called upon outside consultants at the expense of the Company and will continue to enjoy the entire freedom to do so again in the future.

Appendix “B”: Mandate of the Board of Directors

The objective of this document is to succinctly describe the roles and responsibilities of the Board of Directors of the Company (« the board ») regarding management and governance.

1.                  Stewardship Responsibility

The shareholders of the Company elect the board so that it will supervise the business, commercial and internal, of the Company. More particularly, the role of the board is to review the strategic orientation of the Company, attribute to management the responsibility of realizing this orientation, to define the limits of the powers, the authority of management and to monitor the Company’s performance with regard to objectives it has set.

2.                  Responsibilities

As part of its responsibilities, the board:

2.1                                 ensures itself, to the extent feasible, as to the integrity of the President and Chief Executive Officer and other executive officers and that the President and Chief Executive Officer and other executive officers create a culture of integrity throughout the organisation;

2.2                                 adopts a strategic planning process and approve the strategic plan of the Company by taking into account, among other things, the opportunities and risks for the Company;

2.3                                 identifies the main risks to which the commercial activities of the Company are exposed and ensures the implementation of the appropriate systems to manage these risks;

2.4                                 sees that the Company is managed in such a manner as to preserve the integrity and the accuracy of the financial statements, of the internal controls and the disclosure controls of information, as well as the integrated management systems;

2.5                                 reviews and approves, upon the recommendation of the Human Resources Committee, the appointment, the remuneration and the performance of top management, as well as the plan aiming at ensuring the recruiting of new board Directors;

2.6                                 chooses, upon the recommendation of the Governance Committee, the candidates to be elected as board Directors;

2.7                                 adopts a corporate communication policy;

2.8                                 reviews and approves the main disclosure documents, including the annual information form, the financial statements and corresponding management discussion and analysis, the press releases relative to financial statements, as well as the management proxy circular and other matters of importance;

2.9                                 supervises, via the Governance Committee, the governance practices of the Company.

3.                  Expectations regarding Directors

In the exercise of their functions, the Directors must act with integrity and good faith in the best interests of the Company, with the care, diligence and the competence that would demonstrate in similar circumstances a prudent person.  Each director should:

3.1                                 assume, with the other Directors, his role relative to administration which consists in managing and overseeing the management of the businesses of the Company in accordance to legal requirements;

3.2                                 understand the vision and the objectives of the Company;

3.3                                 understand the current governance methods of the Company;

3.4                                 prepare for the meetings of the board and to the meetings of the committees by studying, whenever possible, the documents that will be sent in advance to the Directors ;

3.5                                 attend as many meetings as possible and participate actively to the deliberations and the decisions of the board;

3.6                                 ensure that personal interests do not conflict in practice or appear to conflict with the interests of the Company, and report any conflict of interest as provided in the Code of Ethics of the Directors and Officers of The Jean Coutu Group (PJC) Inc.;

3.7                                 confirm each year compliance to this Code of Ethics;

3.8                                 scrupulously preserve the confidentiality of information concerning the Company and the deliberations of the board;

3.9                                 act independently from management (applies to Directors who are not included in the management team), and

3.10                           in all instances, have access to management to exercise his functions.